Exhibit 99

FSI International 3455 Lyman Boulevard Chaska, Minnesota USA 55318-3052	NEWS

For additional information contact:	Benno Sand-Investor and Financial Media (952) 448-8936 Laurie Walker-Trade Media (952) 448-8066

FOR IMMEDIATE RELEASE

Total Second Quarter Orders Increased 70 Percent From First Quarter Level

     MINNEAPOLIS (March 23, 2004)—FSI International, Inc. (Nasdaq: FSII), a manufacturer of capital equipment for the microelectronics industry, today reported financial results for the fiscal 2004 second quarter and first six months ended February 28, 2004.

Fiscal 2004 Second Quarter

     Orders in the second quarter of fiscal 2004 were $31.9 million, representing an increase of $13.1 million from the prior quarter. Second quarter orders included $26 million in orders for the Company’s Surface Conditioning products.

     Sales for the fiscal 2004 second quarter were $22.3 million, compared to $21.3 million for the same period in fiscal 2003. The Company’s net loss for the second quarter of fiscal 2004 was $6.1 million or $0.20 per share (diluted), compared to a net loss of $37.4 million or $1.27 per share (diluted) for the second quarter of fiscal 2003.

     In the second quarter of fiscal 2004, the Company accrued $3.4 million, or $0.11 per share (diluted), of patent litigation settlement costs; these costs were included in selling, general and administrative expenses.

     “Europe, Asia and the United States regions each represented approximately 30 percent of second quarter orders, as we are seeing the benefits of our direct distribution model that was established just over a year ago,” said Don Mitchell, FSI’s chairman and chief executive officer. “We now have ongoing joint development agreements and product evaluation initiatives with a number of customers in the Asia-Pacific region and expect orders from customers in this region to remain strong going forward.”*

Fiscal 2004 First Half

     Sales for the first half of fiscal 2004 were $44.8 million, compared to $47.2 million for the same period in fiscal 2003. The Company’s net loss for the first half of fiscal 2004 was $7.1 million or $0.24 per share (diluted), compared to a net loss of $61.1 million or $2.07 per share (diluted) for the first half of fiscal 2003.

Cash Position

     The Company’s cash, restricted cash and marketable securities were $38.0 million at the end of the second quarter, representing a $5.7 million decrease from the end of the first quarter of fiscal 2004. The change included the use of $3.9 million of cash for operating activities and a $2.3 million reduction in the carrying value of marketable securities associated with the Company’s ownership of 1.5 million shares of Metron Technology common stock.

Balance Sheet

     The Company continues to maintain a strong balance sheet with approximately $134 million in assets, including the $38.0 million in cash, restricted cash, cash equivalents and marketable securities. This includes $4.5 million of marketable securities associated with the Company’s investment in Metron Technology. At the end of the second quarter of fiscal 2004, the Company had a current ratio of 2.6 to 1.0, no debt and a book value of $3.37 per share.

Outlook

     Based on the current quote activity and the overall order opportunity level, the Company expects third quarter orders to be between $35 and $40 million, primarily for Surface Conditioning products.* Given the backlog and deferred revenue levels at the end of the second quarter, the Company expects third quarter fiscal 2004 revenues of $28 to $30 million.* Based upon the anticipated gross margins and the operating expense run rate, the Company expects breakeven or slightly better financial performance for the third quarter.*

     In anticipation of the continued improvement in industry conditions in calendar 2004, the stronger order levels and the expected placement of additional MAGELLAN® immersion and ANTARES® CryoKinetic evaluation systems, the Company expects to use $3.0 to $4.0 million of cash for operating activities in the third quarter, including the March 1, 2004, initial $2.5 million payment associated with settling the Company’s patent infringement litigation with SCP Global Technologies.*

Non-Cash Charges

     As discussed below, the Company reported significant non-cash charges during the second quarter and first half of fiscal 2003, including:

•	First quarter 2003 charges:

–	$2.8 million or $0.09 per share early termination fee charge as the Company transitioned from using Metron Technology for distribution of its products in Europe and the Asia-Pacific regions to a direct model in these regions.

–	$10.2 million or $0.35 per share impairment charge related to the Company’s investment in Metron Technology.

•	Second quarter 2003 charges:

–	$26.0 million or $0.88 per share asset write-down charge associated with winding down the Microlithography Division (now referred to as the POLARIS® Systems and Service (“PSS”) business).

Conference Call Details

     Investors will have the opportunity to listen to the conference call at 3:30 p.m. CST over the Internet. The webcast is being distributed over CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at www.fulldisclosure.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com). For those who cannot listen to the live broadcast, a replay will be available shortly after the call.

About FSI

     FSI International, Inc. is a global supplier of surface conditioning equipment technology and support services for microelectronics manufacturing. Using the Company’s broad portfolio of cleaning products, which include batch and single-wafer platforms for immersion, spray, vapor and CryoKinetic technologies, customers are able to achieve their process performance, flexibility and productivity goals.

     The Company’s support services programs provide product and process enhancements to extend the life of installed FSI equipment, enabling worldwide customers to realize a higher return on their capital investment.

     FSI maintains a web site at http://www.fsi-intl.com.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

     This press release contains certain “forward-looking” statements (*), including, but not limited to, the increased industry demand for semiconductor equipment, expected orders, expected revenues, financial performance and cash burn rate for the third quarter of fiscal 2004. Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements involving risks and uncertainties, both known and unknown, that could cause actual results to differ materially from those in such forward-looking statements. Such risks and uncertainties include, but are not limited to, the length and extent of the current industry recovery; order delays or cancellations; general economic conditions; changes in customer capacity requirements and demand for microelectronics; the extent of demand for the Company’s products and its ability to meet demand; global trade policies; worldwide economic and political stability; the Company’s successful execution of internal performance plans; the cyclical nature of the Company’s business; volatility of the market for certain products; performance issues with key suppliers and subcontractors; the transition to 300mm products; the level of new orders; the timing and success of current and future product and process development programs; the success of the Company’s affiliated distributor in Japan; the success of the Company’s direct distribution organization; legal proceedings; and the potential impairment of long-lived assets; as well as other factors listed from time to time in the Company’s SEC reports including, but not limited to, the Company’s Annual Report on Form 10-K for the 2003 fiscal year and the Company’s quarterly report on Form 10-Q for the first quarter of fiscal 2004. The Company assumes no duty to update the information in this press release.

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FSI INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Second Quarter Ended		Six Months Ended
	Feb. 28	Mar. 1	Feb. 28	Mar. 1
	2004	2003	2004	2003
Sales	$22,265	$21,281	$44,756	$47,213
Cost of goods sold	10,954	33,694	22,950	52,811

Gross margin	11,311	(12,413)	21,806	(5,598)
Selling, general and administrative expenses	11,887	8,617	20,194	17,373
Research and development expenses	5,504	8,714	11,044	17,012
Transition agreement termination fee	—	—	—	2,750
Write-down of Microlithography fixed assets	—	7,000	—	7,000

Operating loss	(6,080)	(36,744)	(9,432)	(49,733)
Interest and other income, (expense) net	109	192	2,175	352
Impairment of investment in affiliates	—	—	—	(10,195)

Loss before income taxes	(5,971)	(36,552)	(7,257)	(59,576)
Income tax expense	12	25	25	50

Loss before equity in earnings (loss) of affiliates	(5,983)	(36,577)	(7,282)	(59,626)
Equity in earnings (loss) of affiliates	(94)	(831)	190	(1,434)

Net loss	$(6,077)	$(37,408)	$(7,092)	$(61,060)

Loss per share (basic and diluted)	$(0.20)	$(1.27)	$(0.24)	$(2.07)

Weighted average common shares
Basic	29,734	29,530	29,696	29,498
Diluted	29,734	29,530	29,696	29,498

FSI INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(in thousands)
(unaudited)

	Feb. 28	Aug. 30,
	2004	2003
Assets

Current assets
Cash, restricted cash, cash equivalents and marketable securities	$37,954	$43,759
Receivables, net	25,163	17,578
Inventories	21,263	19,461
Other current assets	5,190	4,844

Total current assets	89,570	85,642
Property, plant and equipment, net	32,425	34,868
Investment in affiliates	7,205	6,306
Intangible assets, net	3,190	4,322
Other assets	2,066	2,248

Total assets	$134,456	$133,386

Liabilities and Stockholders’ Equity

Current liabilities
Trade accounts payable	7,881	4,220
Deferred profit*	7,935	4,524
Accrued expenses	18,261	15,642

Total current liabilities	34,077	24,386
Total stockholders’ equity	100,379	109,000

Total liabilities and stockholders’ equity	$134,456	$133,386

*	Deferred profit reflects deferred revenue less manufacturing and other related costs.

FSI INTERNATIONAL, INC. AND SUBSIDIARIES
MISCELLANEOUS FINANCIAL INFORMATION
(in thousands, except per share and total employee data)
(unaudited)

	Six Months Ended
	Feb. 28	Mar. 1
	2004	2003
Sales by Area

United States	63%	76%
International	37%	24%
Cash Flow Statement

Capital expenditures	$589	$2,571
Depreciation	$3,023	$5,064
Amortization	$1,132	$1,181
Miscellaneous Data

Total employees, including contract	512	714
Book value per share	$3.37	$4.03
Shares outstanding	29,822	29,562

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